Exhibit 99.1

The Metals Company Provides Q4 2022 and FY 2022 Corporate Update and Key Strategic and Financial Announcements

NEW YORK, March 23, 2023 — TMC the metals company Inc. (Nasdaq: TMC) (“TMC” or “the Company”), an explorer of lower-impact battery metals from seafloor polymetallic nodules, today provided a corporate update and financial results for the fourth quarter ending December 31, 2022.

Q4 2022 and FY 2022 Financial Highlights

•	Net loss of $109.6 million and loss per share of $0.41 for the quarter ended December 31, 2022. Following the successful conclusion of the integrated pilot nodule collection system trial in November 2022, we recorded $69.9 million related to the fair value on grant date ($7 per DeepGreen share in March 2021) of the 10 million Allseas warrants which became exercisable and $8.7 million related to 10.85 million shares issued to Allseas as completion payment, both of which were announced last quarter
•	For the full year 2022 we reported a net loss of $171 million or $0.71 per share (compared to $141.3 million and $0.69 per share in 2021), reflecting higher exploration and evaluation expenses, including the $69.9 million and $8.7 million related to the successful completion of the pilot collection system, and lower general and administrative expenses
•	Total cash on hand of approximately $46.8 million at December 31, 2022
•	The Company believes that existing cash and liquidity will be sufficient to fund operations for at least the next twelve months

Gerard Barron, CEO & Chairman of The Metals Company commented: “Following the historic collector test and monitoring campaign, in which we and our partners lifted over 3,000 tonnes of nodules to the surface and also collected over 200 terabytes of environmental data, TMC continues to hit milestones and establish the strategic partnerships we need to continue delivering on our capital-light approach to developing the NORI-D Nodule Project. We recently announced that we entered into a non-binding MOU with leading nickel processor PAMCO of Japan to evaluate the processing of nodules into battery metal feedstocks, and we are thrilled to now have Bechtel on our bench assisting with the NORI-D application for an exploitation license. Importantly, we’re able to maintain our financial flexibility going forward with the support of our partner Allseas in the form of a $25 million unsecured credit facility.”

“As exciting as the fourth quarter of 2022 was, the successful trials weren’t just about proving our offshore technology but also gathering real world data on the potential environmental impacts of our project. And with this monumental effort safely under our belts, our research teams are now sorting through the massive set of data and biological samples to build an overall picture of the expected impacts of nodule collection in NORI-D. Of course, a project with offshore collection and onshore processing of nodules requires a life cycle assessment and we are pleased that the lithium-ion battery supply chain experts Benchmark Mineral Intelligence found in a recently released independent LCA that nodule-derived nickel, copper and cobalt from our NORI-D Project could outperform most key land-based production routes for these metals in nearly every impact category measured.”

Operational Highlights Since Last Corporate Update

•	Successful Conclusion of Integrated Pilot Collection System Trial and Environmental Monitoring Campaign: In November 2022, TMC subsidiary NORI and strategic partner Allseas announced the successful collection of over 3,000 tonnes of nodules from NORI Area D, having achieved all pilot production milestones and reached a sustained production rate of 86.4 tonnes per hour. Later in December, NORI concluded the first ever monitoring program of an integrated pilot collection system trial. Conducted in a small test area on NORI Area D, the collection system trials and environmental impact monitoring are part of the International Seabed Authority’s regulatory and permitting process and provide critical environmental impact data to inform NORI’s application to the ISA for an exploitation contract.
•	Benchmark LCA of NORI-D Project: In March 2023, we announced that leading lithium-ion battery supply chain research firm, Benchmark Mineral Intelligence, had completed an independent third-party lifecycle assessment of the environmental impacts of our NORI Area D Project, comparing the production of key energy transition metals (nickel, cobalt and copper) from the NORI-D Project to key land-based production routes for the same metals. Benchmark’s LCA shows the NORI Area D Project model performed better in almost every impact category analyzed than all the land-based routes chosen for comparison.
•	MoU with PAMCO to Evaluate Nodule Processing at Existing Facility: In March 2023, we announced that we had entered into a non-binding MoU with Pacific Metals Co Ltd (PAMCO) of Japan, to evaluate the toll treatment of an initial quantity of 1.3 million tonnes of wet polymetallic nodules per year at PAMCO’s Hachinohe smelting facility starting in 2025.
•	Bechtel to Support NORI Area D Commercial Contract Application: In March 2023, we announced that Bechtel Australia Pty Ltd (Bechtel), a global leader in engineering, procurement and construction will collect and compile the techno-economic studies prepared by various consultants required for NORI to lodge its application for an exploitation contract for its NORI Area D Project with the ISA. Bechtel’s scope of work is to collect and compile technical and economic studies prepared by various consultants that will underpin NORI’s application to the ISA for an exploitation contract, which is expected to be ready for submission in the second half of 2023.
•	World-First ESG Handbook for Marine Minerals: In February 2023, we joined a broad international consortium of approximately 25 participants to develop a handbook for Environmental, Social and Governance (ESG) disclosure in relation to marine minerals. The purpose of the guidance document is to enable evidence-based assessments of the ESG performance of marine mineral projects in the context of global standards. The ESG handbook will provide guidance to address material topics related to marine mineral projects in the deep-sea environment using a standardized approach. Collaborating institutions include Japan Oil, Gas and Metals National Corporation (JOGMEC), The Nickel Institute, The Natural History Museum (UK), Equinor, and multiple exploration contract holders in the Clarion Clipperton Zone (CCZ), as well as the International Seabed Authority (ISA) and Organization for Economic Cooperation and Development (OECD) who will act as observers.

Financing Update

•	Allseas $25M Unsecured Credit Facility: In March 2023, TMC entered into a $25 million unsecured credit facility agreement with Argentum Credit Virtuti GCV, the parent of Allseas Investments, with a maturity date of May 2024. The interest rate on the facility is the 6-month Secured Overnight Funding Rate (SOFR), 180-day average plus 4.0% per annum payable in cash semi-annually (or plus 5% if paid-in-kind at maturity, at TMC's election)
•	Strategic Partnership with Low Carbon Royalties: In February 2023, we announced a strategic partnership with Low Carbon Royalties (LCR) to further the shared interests of advancing clean energy production, storage and the electrification of the world’s economy. TMC and LCR have agreed to a purchase and sale agreement whereby LCR will acquire a 2.0% gross overriding royalty on TMC’s NORI project area in the Clarion Clipperton Zone of the Pacific Ocean (“NORI Royalty”). In consideration for the NORI Royalty, TMC received $5,000,000 cash and an initial 35.0% equity interest in LCR. TMC retains the right to repurchase up to 75% of the NORI royalty at a capped return. If both repurchase transactions are executed, the NORI Royalty will be reduced to 0.5%.
•	$30M At-the-Market Equity Program (ATM): In December 2022, we filed a prospectus supplement with the Securities and Exchange Commission to sell up to $30 million of TMC common shares from time to time through an at-the-market equity program (ATM). While our plan is to continue pursuing asset-level financing options to get into production, the program provides added financial flexibility. No shares have been sold under the ATM program to date.

Industry Update

•	The International Seabed Authority (ISA) continues to work to finalize regulations regarding exploitation of deep-sea minerals. An in-person ISA Council meeting in Kingston, Jamaica began on March 16 and will run through March 31, 2023. The main item on the agenda of the Council remains the negotiation of the draft regulations on the exploitation of mineral resources in the Area prepared by the Legal and Technical Commission (LTC) and submitted to the Council in March 2019. The next ISA Council meeting is scheduled for July 2023.
•	There have been some significant developments in the seabed minerals space across a range of geographies since our last quarterly update. These include:
o	China: In March, China’s state-owned newspaper recognized TMC’s leadership position in the industry and announced its intention to invest further into the development of technologies to responsibly and economically recover polymetallic nodules.

o	France: The French government has renewed its sponsorship of the ISA exploration contract of state contractor, Ifremer, conditional on their compliance with the ISA regime and their ability to move to exploitation within 5 years.
o	Belgium: Belgian contractor GSR also announced investment from leading offshore contractor, Transocean, who will also provide GSR with the drill rig Olympia for conversion into a nodule production vessel, ahead of its system integration test currently scheduled for 2025.
o	Norway: Norway recently announced a major discovery of critical minerals on the seabed off its continental shelf, as it considers permitting offshore exploration within its EEZ.
o	United Kingdom: In March, Norway’s Loke Marine Minerals announced that it had acquired CCZ contractor UK Seabed Resources (UKSR) from Lockheed Martin. UKSR holds two exploration licenses in the CCZ and Loke intends to invest around $100 million with the aim of commencing commercial mining by 2030.
o	Japan: Japan will begin extracting rare earths from seafloor muds, beginning in 2024. The Diet has allocated $44m to the project which would also include technology development.

Financial Results Overview

At December 31, 2022, TMC held cash of $46.8 million and held no debt.

TMC reported a net loss for the fourth quarter of 2022 of $109.6 million, or $0.41 per share, compared to TMC’s net loss of $19.8 million, or $0.09 per share, for the fourth quarter of 2021. The net loss for the fourth quarter of 2022 included exploration and evaluation expenses of $104.3 million (Q4 2021: $12.8 million), general and administrative expenses of $7.0 million (Q4 2021: $15.4 million), partially offset by a decrease in the value of our warrants of $1.3 million. Exploration and evaluation expenses increased in the fourth quarter of 2022 compared to the same period in 2021, mainly due to $69.9 million related to the fair value on March 2021 grant date ($7 per share) of the 10 million Allseas warrants which became exercisable and $8.7 million related to 10.85 million shares issued to Allseas as completion payment, both of which were announced last quarter.

General and administrative expenses decreased in the fourth quarter of 2022 compared to the fourth quarter of 2021, reflecting a reduction in share-based compensation, and a reduction in consulting, communication and advertising costs expenses, as these expenses were higher in the 2021 period related to the business combination and listing of the Company on NASDAQ. The decreased costs in the fourth quarter of 2022 were partially offset by higher personnel, legal and other expenses associated with being a public company.

TMC reported a net loss for the year ended December 31, 2022 of $171 million, or $0.71 per share, compared to net loss of $141.3 million, or $0.69 per share, for the year ended December 31, 2021. Exploration evaluation expenses during the year ended December 31, 2022 were $144.6 million compared to $93 million for the year ended December 31, 2021. General and administrative expenses were $29.5 million for the year ended December 31, 2022 compared to $56.6 million for the year ended December 31, 2021. During the year on account of successful completion of PMTS, TMC recorded expenses on account of vesting of Allseas amounting to $69.9 million and the third milestone payment to Allseas of $8.7 million. For the year ended December 31, 2022, TMC recorded total share-based compensation expense of $17.1 million of which $8.5 million was recorded in exploration and evaluation expenses and $8.6 million was recorded in general and administrative expenses.

Conference Call

TMC will hold a conference call today at 4:30 p.m. ET to provide an update on recent corporate developments, third quarter financial results and upcoming milestones.

Q4 2022 and FY2022 Conference Call Details

Date:	Thursday, March 23 2023

Time:	4:30 p.m. ET

Audio-only Dial-in:	Register Here

Virtual webcast with slides:	Register Here

Please register with the links above at least ten minutes prior to the conference call. The virtual webcast will be available for replay in the ‘Investors’ tab of the Company’s website under ‘Investors’ > ‘Media’ > ‘Events and Presentations’, approximately two hours after the event.

About The Metals Company

The Metals Company is an explorer of lower-impact battery metals from seafloor polymetallic nodules, on a dual mission: (1) supply metals for the clean energy transition with the least possible negative environmental and social impact and (2) accelerate the transition to a circular metal economy. The Company through its subsidiaries holds exploration and commercial rights to three polymetallic nodule contract areas in the Clarion Clipperton Zone of the Pacific Ocean regulated by the International Seabed Authority and sponsored by the governments of Nauru, Kiribati and the Kingdom of Tonga.

More information is available at www.metals.co.

More Info

Media | media@metals.co
Investors | investors@metals.co

Forward Looking Statements

Certain statements made in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, including related to TMC’s current expectations and projections relating to its financial condition and business outlook, how long TMC’s cash and liquidity will fund operations, the adoption of final regulations by the ISA, including the timing and content thereof, TMC’s expectations with respect to filing an application with the ISA for an exploitation contract and the timing and content thereof, and TMC’s system tests, including the timing thereof and the timing and content of environmental and operational assessments. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from those discussed in the forward-looking statements. Most of these factors are outside TMC’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: TMC’s strategies and future financial performance; TMC’s ability to complete the environmental monitoring campaign in NORI Area D in the CCZ with respect to its pilot test; TMC’s ability to submit an application for and obtain exploitation contracts for its areas in the CCZ from the ISA and what information the ISA requires to be contained in any such application; regulatory uncertainties and the impact of government regulation and political instability on TMC’s resource activities; changes to any of the laws, rules, regulations or policies to which TMC is subject; the impact of extensive and costly environmental requirements on TMC’s operations; environmental liabilities; the impact of polymetallic nodule collection on biodiversity in the CCZ and recovery rates of impacted ecosystems; TMC’s ability to develop minerals in sufficient grade or quantities to justify commercial operations; the lack of development of seafloor polymetallic nodule deposit; uncertainty in the estimates for mineral resource calculations from certain contract areas and for the grade and quality of polymetallic nodule deposits; risks associated with natural hazards; uncertainty with respect to the specialized treatment and processing of polymetallic nodules that TMC may recover; risks associated with collective, development and processing operations, including with respect to the development of onshore processing capabilities and Allseas’ expected development efforts; TMC’s dependence on Allseas; fluctuations in transportation costs; fluctuations in metals prices; testing and manufacturing of equipment; risks associated with TMC’s limited operating history; the impact of the COVID-19 pandemic; risks associated with TMC’s intellectual property; and other risks and uncertainties, including those under Item 1A “Risk Factors” in TMC’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by TMC with the Securities and Exchange Commission (“SEC”) on March 25, 2022, and in TMC’s other future filings with the SEC, including TMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed by TMC with the SEC on August 15, 2022, and TMC’s Annual Report on Form 10-K for the year ended December 31, 2022 when filed with the SEC. TMC cautions that the foregoing list of factors is not exclusive. TMC cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. TMC does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based except as required by law.

TMC the metals company Inc.

Consolidated Balance Sheets

(in thousands of US Dollars, except share amounts)

	As at December 31, 2022	As at December 31, 2021
ASSETS
Current
Cash	$46,842	$84,873
Receivables and prepayments	2,760	3,686
	49,602	88,559
Non-current
Exploration contracts	43,150	43,150
Equipment	2,025	1,416
	45,175	44,566
TOTAL ASSETS	$94,777	$133,125

LIABILITIES
Current
Accounts payable and accrued liabilities	41,614	26,573
	41,614	26,573
Non-current
Deferred tax liability	10,675	10,675
Warrants liability	983	3,126
TOTAL LIABILITIES	$53,272	$40,374

EQUITY
Common shares (unlimited shares, no par value – issued: 266,812,131 (December 31, 2021 – 225,432,493))	332,882	296,051
Special Shares	-	-
Additional paid in capital	184,960	102,073
Accumulated other comprehensive loss	(1,216)	(1,216)
Deficit	(475,121)	(304,157)
TOTAL EQUITY	41,505	92,751

TOTAL LIABILITIES AND EQUITY	$94,777	$133,125

TMC the metals company Inc.

Consolidated Statements of Loss and Comprehensive Loss

(in thousands of US Dollars, except share and per share amounts)

	For the year ended December 31,	For the year ended December 31,
	2022	2021
Operating expenses
Exploration and evaluation expenses	$144,599	$93,006
General and administrative expenses	29,518	56,583
Operating loss	174,117	149,589

Other items
Change in fair value of private warrants liability	(2,143)	(9,375)
Foreign exchange loss	24	82
Interest expense (income)	(1,111)	1,003

Loss and comprehensive loss for the year, before tax	$170,887	$141,299

Tax expense	77	-
Loss and comprehensive loss for the year, after tax	$170,964	$141,299

Loss per share - - Basic and diluted	$0.71	$0.69

Weighted average number of common shares outstanding – basic and diluted	239,867,019	204,926,931

TMC the metals company Inc.

Consolidated Statements of Cash Flows

(in thousands of US Dollars)

	For the year ended December 31,	For the year ended December 31,
	2022	2021
Cash resources provided by (used in)

Operating activities
Loss for the year	$(170,964)	$(141,299)
Items not affecting cash:
Amortization	418	453
Expenses settled with share-based payments	18,394	74,571
Interest on convertible debentures	-	1,003
Change in fair value of warrants liability	(2,143)	(9,375)
Vesting of Allseas Warrant	69,900	-
Unrealized foreign exchange	(53)	(15)
Changes in working capital:
Receivables and prepayments	851	(3,479)
Accounts payable and accrued liabilities	16,960	22,049
Net cash used in operating activities	(66,637)	(56,092)

Investing activities
Settlement of deferred acquisition costs	-	(3,440)
Acquisition of equipment	(1,169)	(402)
Net cash used in investing activities	(1,169)	(3,842)

Financing activities
Proceeds from PIPE financing	30,399	-
Expenses paid for PIPE financing	(797)	-
Proceeds from exercise of stock options	76	4,236
Proceeds from issuance of convertible debentures	-	26,000
Proceeds from employee share purchase plan	114	-
Taxes withheld and paid on share-based compensation	(70)	-
Proceeds from Business Combination (net of fees and other costs)	-	104,465
Net cash provided by financing activities	29,722	134,701

Increase (decrease) in cash	(38,084)	74,767
Impact of exchange rate changes on cash	(53)	10
Cash - beginning of year	84,873	10,096
Cash - end of year	$46,842	$84,873